Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-126236, 333-163804, 333-176591) of Appliance Recycling Centers of America, Inc. of our report dated March 31, 2017, relating to the consolidated financial statements of Appliance Recycling Centers of America, Inc. and Subsidiaries, which appears on page 31 of this annual report on Form 10-K for the year ended December 31, 2016.

/s/ ANTON & CHIA, LLP

Newport Beach, California

March 31, 2017